Filed pursuant to Rule 424(b)(3)
Registration No. 333-276149

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 27, 2023)

Safe and Green Development Corporation

1,999,000 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus filed with the Securities and Exchange Commission on December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) relating to our registration statement on Form S-1 (Registration No. 333-276149). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SGD”. On February 5, 2024, the closing price for our common stock on the Nasdaq Capital Market was $0.9799 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2024

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

990 Biscayne Blvd

#501, Office 12

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (904)-496-0027

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	SGD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On January 31, 2024, Safe and Green Development Corporation (the “Company”) entered into an Agreement of Sale (the “Agreement of Sale”) with Pigmental, LLC, a Delaware limited liability company (“Pigmental Studios”), to sell approximately 27  acres of land zoned for a manufacturing facility in St. Mary’s, Georgia (the “St Mary’s Industrial Site”) owned by the Company to Pigmental Studios for $1.35 million, payable $900,000 in cash and $450,000 by the issuance of a promissory note to the Company. The promissory note will bear interest at 10% per annum, provide for monthly interest only payments of $3,750 commencing May 1, 2024, mature on April 30, 2025, and be secured by a mortgage on the St Mary’s Industrial Site. The Company expects the transaction will close on or about April 1, 2024. The Agreement of Sale provides that the closing of the sale by the Company to Pigmental Studios of the St Mary’s Industrial Site will occur no later than April 30, 2024, with time being of the essence.

The foregoing description of the Agreement of Sale and the transaction contemplated by the Agreement of Sale does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement of Sale, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2024, the compensation committee of the Company’s board of directors approved the following matters:(i) an increase in the salary of David Villarreal, the Company’s Chief Executive Officer, to $450,000 effective as of November 1, 2023; (ii) an increase in the salary of Nicolai Brune, the Company’s Chief Financial Officer, to $302,000 effective as of November 1, 2023; (iii) accelerated the vesting of all 216,668 of David Villarreal’s outstanding restricted stock units (“RSUs”) granted under the Company’s Stock Incentive Plan, as amended (the “Plan”); (iv) accelerated the vesting of all 66,668 of Nicolai Brune’s outstanding RSUs granted under the Plan; and (v) awarded David Villarreal and Nicolai Brune each a cash bonus equal to three (3) weeks of their respective annual salary for their contribution to the Company during 2023, to be paid out at management’s discretion.

In addition, on February 2, 2024, the Company entered into an employment agreement amendment with each of Mr. Villarreal and Mr. Brune related to such salary increases.

The foregoing description of each of Mr. Villarreal’s employment agreement amendment and Mr. Brune’s employment agreement amendment does not purport to be complete and is qualified in its entirety by reference to these agreements, which are attached hereto as exhibits to this Form 8-K and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On February 5, 2024, the Company issued a press release regarding the entry into the Agreement of Sale.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Agreement of Sale between Safe and Green Development Corporation and Pigmental, LLC, dated January 31, 2024
10.2	Amendment to Employment Agreement by and between the Company and David Villarreal dated February 2, 2024
10.3	Amendment to Employment Agreement by and between the Company and Nicolai Brune dated February 2, 2024
99.1	Press Release of Safe and Green Development Corporation, dated February 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safe and Green Development Corporation
Dated: February 6, 2024
	By:	/s/ Nicolai Brune
	Name:	Nicolai Brune
	Title:	Chief Financial Officer

2

Exhibit 10.1

REAL ESTATE SALES CONTRACT

AGREEMENT OF SALE (this “Agreement”), dated as of January 31, 2024 (“Effective Date”), by and between Safe and Green Development Corp., a Delaware corporation with an address at 990 Biscayne Blvd #501, Office 12 Miami, FL 33132 (hereinafter collectively called “Seller”); and Pigmental, LLC, a Delaware limited liability company, with an address at 800 Florida Avenue NE, Appleby Building, Washington DC 20002 (hereinafter called “Purchaser”).

PRELIMINARY STATEMENT

Seller is the owner of (a) the following parcel of land together with the building(s) and all other improvements erected thereon located in the City of St. Marys, 31st G. M. District, Camden County, Georgia, to wit, parcels number 3 as more particularly described by metes and bounds legal description on Exhibit A annexed hereto (the “Premises” or “Land”), (b) all tenancies and Leases (as defined hereunder), including the security deposit paid by the tenants thereunder, if any, (c) all rights and appurtenances relating to the Premises (the “Rights”), (d) all rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land, if any, or any portion thereof and used in conjunction therewith, (e) all development and air rights currently owned and appurtenant to the Land or any portion thereof, (f) all awards or payments made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue, (g) all appurtenant rights, entitlements, licenses, approvals and agreements belonging, benefitting or pertaining to the Land and the development, construction, ownership, use and operation thereof, (h) all fixtures and building systems (excluding furniture, furnishings and business equipment such as computers, printers and copiers) attached or appurtenant to or upon all or any portion of the land and the improvements at the date hereof, including, without limitation, such fire protection, heating, plumbing, electrical and air conditioning systems as now exist thereat, and (i) permits and licenses, if any, held solely for use in connection with all or any portion of the Land and the improvements, all in their then existing condition and state of repair as of the Closing Date, except as otherwise set forth herein.

Seller desires to sell, convey, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, the Premises, the Rights, and certain other property herein described (all such property intended to be sold, conveyed, transferred or assigned by Seller to Purchaser being herein called the “Property”), subject, nevertheless, to satisfaction of the conditions precedent hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

SALE OF PROPERTY; PRICE; PAYMENT TERMS

1.1 Sale of Property. Seller hereby agrees to sell, convey, transfer and assign to Purchaser fee simple title to the Premises, and Purchaser hereby agrees to purchase and acquire from Seller, the Property upon the terms and conditions herein contained.

1.2 Price. The aggregate purchase price for the Property is One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) (the “Purchase Price”).

1.3 Payment Terms.

1.3.1 Deposit. Purchaser has paid to the undersigned Seller one hundred thousand dollars ($1,000) by check, receipt of which is hereby acknowledged by Seller, as an earnest money deposit (“Deposit”), which earnest money is to be applied as part payment of Purchase Price of said Property at the time sale is consummated.

1.3.2 The remaining portion of the Purchase Price, to wit, $1,250,000, shall be paid as follows: (i) $899,000 in cash at Closing and (ii) a promissory note in the amount of $450,000 issued by the Purchaser to Seller, secured by mortgage, the terms and conditions of which are set forth in Exhibits B (the “Note) and C (the “Mortgage”) hereto.

1.4 Should Purchaser fail to pay the balance of the Purchase Price or to execute the necessary instruments within the term of this agreement, or within ten days from receipt of notice that all defects have been cured by Seller, the amount paid as a Deposit shall be permitted to retain the Deposit and may also pursue any other remedy available at law or in equity, including specific performance.

ARTICLE 2

TITLE TO PROPERTY; VIOLATIONS

2.1 Title to Premises. Fee simple title to the Property shall be marketable and insurable at regular rates by a reputable title insurance company selected by Purchaser doing business in the State of Georgia (the “Title Insurer”), subject to (a) standard and customary exceptions, (b) those exceptions to which Purchaser does not object pursuant to Section 2.3, (c) all matters that arise out of actions of Purchaser or its agents, representatives or contractors during due diligence, (d) all matters the Title Insurer is willing to insure over without any additional premium or indemnity from Purchaser, (e) the Title Insurer’s printed coverage exclusions, and (f) such state of facts as would be disclosed by a survey of the Premises conducted by a reputable surveyor selected by Purchaser in its reasonable discretion (collectively, the “Permitted Exceptions”).

2.2 Title Defects. (a) Promptly after Purchaser’s receipt of a copy of this Agreement, executed by Seller, Purchaser shall order a title report and furnish it to Seller within ten (10) days after Purchaser’s receipt, together with a statement (“Objection Notice”) specifying any defects in title and/or the survey which are not Permitted Exceptions (“Defects”), provided that, within seven (7) days after any continuation or update thereof, Purchaser shall have the right to deliver additional Objection Notice within seven (7) days after receipt thereof, provided further that any and all objections to title must be raised within ninety (30) days of the execution hereof. Purchaser agrees that Seller shall have no obligation to remedy such Defects or to incur any cost or expense in connection therewith, provided that Seller is obligated, to pay discharge and remove of record, at its sole cost and expense, at or prior to the Closing Date Security Documents. “Security Documents” shall mean mortgages, deeds of trust, security interests, UCC-1 Financing Statements, assignments of leases or similar instruments or assignments given as security for indebtedness and the liens of unpaid taxes, assessments and water and sewer charges, with interest and penalties, mechanics’ liens, and all judgments and federal, state and municipal tax liens.

(b) If Seller is unable to cure one or more Defects, Seller shall give Purchaser notice to that effect within seven (7) days after Seller’s receipt of an Objection Notice and Purchaser shall have a period of seven (7) days after receipt of Seller’s notice to either (i) waive the Defect and close title without abatement or reduction of Purchase Price, or (ii) terminate this Agreement whereupon the parties shall have no further rights or obligations hereunder, other than rights and obligations specifically set forth herein to survive a termination or expiration of this Agreement. If Purchaser fails to terminate this Agreement by notice given to Seller within such seven (7) day period, Purchaser shall be conclusively deemed to have elected to terminate this Agreement.

2.3 Violations. Seller shall convey the Property free and clear of all notes and notices of violations and all violations of law, regulations, ordinances, orders or requirements of the administrative code and all building, fire, sanitary, environmental, environmental control board, housing and similar laws, codes, rules, statutes and regulations whether or not noted or issued at the date hereof or at the date of the Closing and all violations of the City of St. Marys or County of Camden (collectively, “Violations”) including all interest and penalties thereon. Purchaser agrees to purchase with all Violations subject to receiving a Credit (as defined below) toward the Purchase Price at Closing pursuant to the terms in Section 2.5 below.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

3.1 Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that:

(a) Seller warrants that it presently has title to said Property, and at the time the sale is consummated, it agrees to convey good and marketable title to said property to Purchaser by limited warranty deed subject only to (1) zoning ordinances affecting said property, (2) general utility easements of record serving said property, and (3) subdivision restrictions of record.

(b) Seller has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated, and the execution and delivery hereof and the performance by Seller of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which Seller or the Property is bound;

(c) the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property;

(d) all proceedings required to be taken by or on behalf of Seller to authorize it to make, deliver and carry out the terms of this Agreement have been or will be duly and properly taken and this Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms;

(e) no other consent, authorization, license, permit, registration, approval or exemption is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder;

(f) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”);

(g) Seller has not entered into, and there do not exist, any leases, rental agreements, licenses, license agreements or other occupancy or similar agreements affecting the Property;

(h) Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings that would affect the Property;

(i) To the best of Seller’s knowledge, there are no outstanding rights of first refusal, rights of first offer or other options to purchase affecting the Property or any portion thereof held by any party;

(j) There will be no employees of Seller at the Property after the Closing Date. There are no collective bargaining or union agreements or other written employment agreements binding upon Seller or the Property;

(k) There are no service, maintenance, supply or management contracts that will be binding upon Purchaser or the Property after the Closing.;

(l) To the best of Seller’s knowledge, there are no judgments, orders, or decrees of any kind against Seller unpaid (or that will not be unpaid at Closing) or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Seller’s actual knowledge, threatened against Seller or the Property, which would have any material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement other than the current Tenant Litigation (as defined under Section 3.5 hereunder);

(m) To the best of Seller’s knowledge, there are no brokerage fees or leasing commissions due or to become due in connection with any leases, and Seller is not a party to any written agreement regarding the payment of any brokerage fees or leasing commissions regarding future leases, the procuring of future tenants at the Property or any renewal, extension or expansion of any Lease;

(n) There are no proceedings pending for the reduction of the assessed valuation of the Property, or any portion thereof. Seller shall not commence or settle any such proceeding except upon the advice of tax counsel and with the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Any settlement and/or award made in connection with any such proceeding shall be prorated between the parties based on the date of Closing;

(o) To the best of Seller’s knowledge, Seller has not received notice from any source that the Property is in violation of Environmental Laws or that Hazardous Materials are present on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Property;

(p) To the best of Seller’s knowledge, there are no claims for labor performed, materials furnished or services rendered in connection with the construction, improvement or repair of the Property, as applicable, caused by Seller and which remain unpaid beyond the date on which payment was due and for which liens may or could be filed against any of the Property;

(q) To the best of Seller’s knowledge, Seller has received no written notice of any special assessments against the Property which are not yet due or payable; and

(r) There is no arbitration or litigation existing or threatened that would have an adverse effect on the transactions contemplated by this Agreement or which affect Seller or the Property.

3.2 Survival of Seller’s Representations and Warranties. The representations and warranties contained in Section 3.1 are true and accurate as of the date hereof, shall be deemed to be repeated at and as of the Closing Date and shall be true and accurate as of such date. The representations and warranties in Section 3.1 shall survive the closing of title.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Representations and Warranties. As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that:

(a) Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in the State of Georgia, is in good standing, has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated and the execution and delivery hereof and the performance by Purchaser of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Purchaser is a party or by which it is bound;

(b) the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Purchaser is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Purchaser;

(c) no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement;

(d) Purchaser has the present financial ability to consummate this transaction.

ARTICLE 5

INVESTIGATIONS, INSPECTIONS AND REVIEWS.

5.1 Purchaser shall have 30 days after the execution hereof to complete any investigations, inspections, and reviews (the “Due Diligence Period”). Seller shall have water, gas and electricity turned on and serving the Property for the Purchaser’s inspections, and through the date of possession or Closing, whichever occurs first.

5.2. Purchaser, at Purchaser’s expense, shall have the right to enter upon the Property, together with Purchaser’s representative(s), independent contractor(s) and/or any other person Purchaser deems qualified, to conduct any and all investigations, inspections, tests, studies and reviews. Purchaser assumes all responsibility for its acts, and the acts of its agents or representatives in exercising Purchaser’s rights under this paragraph and agrees to hold Seller harmless from any damages resulting therefrom. Purchaser’s investigations, inspections and reviews may include, but may not be limited to, the following:

(i) Flood, Storm Water Run-off, Storm Sewer Back-up or Water History

(ii) Environmental Risks, including, but not limited to soil, air, water, hydrocarbon, chemical, carbon, asbestos, mold, radon gas and lead-based paint

(iii) Roof. Structural members, roof decking, coverings and related components

(iv) Structural Inspection

(v) Use of Property. Property use restrictions, building restrictions, easements, restrictive covenants, zoning ordinances and regulations

(vi) Square Footage/Acreage. Purchaser shall not rely on any quoted square footage and/or acreage and shall have the right to measure the Property

(viii) Electrical systems, and

(ix) HVAC units.

ARTICLE 6

CLOSING DATE AND DELIVERY OF DOCUMENTS

6.1 Closing Date.

(a) The closing of this transaction shall occur no later than April 30, 2024 (“Closing Date”), TIME BEING OF THE ESSENCE. The closing shall be conducted through escrow with First American Title Company. Upon the closing, possession of the Property, shall be delivered to Purchaser in the condition required by this Agreement.

6.2. Subject to Purchaser’s inspection and due diligence rights, Seller shall retain possession of the premises until the time of closing.

6.3 Real estate taxes and property owner’s association assessments on the property shall be prorated as of the date of closing.

6.4. At closing, Purchaser shall pay the following:

a. State of Georgia transfer tax;

b. All costs, fees and charges to have the closing attorney search title and prepare: (a) the limited warranty deed; (b) owner’s affidavits; (c) Purchaser’s power of attorney; and (d) all promissory notes, deeds to secure debt and other loan documents required by any lender providing financing in the transaction; and

c. All closing costs, contract preparation costs, tax service charges, recording costs, courier fees, overnight delivery fees, document preparation fees, underwriting fees, delivery, copying and handling charges, and all other costs, fees, charges and amounts to otherwise close this transaction except as they relate to the clearance of title encumbrances and/or defects necessary for Seller to be able to convey good and marketable title to the property.

6.5. At closing, Seller shall pay the following:

a. All sums, costs, charges, and fees necessary to clear title encumbrances and/or defects to allow Seller to be able to convey good and marketable and insurable title to the Property;

b. Any extra costs, fees, and charges resulting from Seller not being able to attend the closing in person; and

c. The cost to prepare the survey of the property, the cost to search title to the property and the cost to issue Purchaser’s owner’s title insurance policy.

6.6. Closing and title examination shall be conducted by First American Title Company.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1. Seller and Purchaser agree that such papers as may be necessary to carry out the terms of this contract shall be executed and delivered by such parties at the time the sale is consummated.

7.2 All notices required herein or required by law shall be in writing and sent by certified or registered mail to the other party at the address of such party listed below.

If to Seller:

Safe and Green Development Corp.

990 Biscayne Blvd.

Miami, Florida 33132

Attn.: Nicolai Brune: nbrune@sgdevco.com

With a copy to:

Steven Soulios

Ruta Soulios & Stratis LLP

22 West 21st Street, 4th Floor

New York, New York, 10010

ssoulios@lawnynj.com

If to Purchaser:

c/o Kevin Mills Esq

8840 W Wilshire Blvd

Beverly Hills, CA 90211

With a copy to:

Marina Martins

XXXXXXXXXXXX

XXXXXXXXXXXX

7.3. Seller warrants that when the sale is consummated the improvements on the property will be in the same condition as they are on the date this contract is signed by the Seller, natural wear and tear excepted. However, should the Premises be destroyed or substantially damaged before the sale is consummated, then at the election of the Purchaser: (a) the contract may be cancelled; or (b) Purchaser may close the sale and receive such insurance as is paid on the claim of loss. The election is to be exercised within 10 days after Purchaser has been notified in writing by Seller of the amount of the insurance proceeds, if any, Seller will receive on the claim of loss. If Purchaser has not been notified within 45 days after the occurrence of such damage or destruction, Purchaser may at his option cancel the contract.

7.4. Time is of the essence of this contract.

7.5 This contract shall inure to the benefit of, and be binding upon, the parties hereto, their heirs, successors, administrators, executors, and assigns. All references herein to the singular shall include the plural, and the masculine includes the feminine and the neuter.

7.6. This contract constitutes the sole and entire agreement between the parties hereto and no modification of this contract shall be binding unless attached hereto and signed by all parties to this agreement. No representation, promise, or inducement not included in this contract shall be binding upon any party hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals this 31st day of January, 2024 (date of last signature).

[ SIGNATURE PAGE FOLLOWS ON NEXT PAGE ]

SELLER:

SAFE AND GREEN DEVELOPMENT CORP.

By:	/s/ David Villarreal
David Villarreal
Its:	Chief Executive Officer

Attest:	/s/ Nicolai Brune
Nicolai Brune
Its:	Chief Financial Officer

990 Biscayne Blvd #501, Office 12
Mailing Address

Miami, FL 33132
City, State, & Zip Code

(917) 528-1801
Phone

nbrune@sgdevco.com
Email

PURCHASER:

PIGMENTAL LLC

By:	/s/ Marina Martins
Marina Martins
Its:	Manager

XXXXXXXXXXXX
Mailing Address

XXXXXXXXXXXX
City, State, & Zip Code

XXXXXXXXXXXX
Phone

m.martins@pigmentalstudios.com
XXXXXXXXXXXX
Email

Exhibit “A”

MAP TO SHOW RETRACEMENT SURVEY OF
A PORTION OF FORMER ST. MARYS AIRPORT
CITY OF ST. MARYS, 29th G.M.D., CAMDEN COUNTY, GEORGIA
FOR: CAMDEN COUNTY JOINT DEVELOPMENT AUTHORITY
ST. MARYS INDUSTRIAL PARK NORTH SITE
LOT 1
LOT 2
LOT 3
DOUGLAS DRIVE
ST. MARYS INDUSTRIAL PARK, NORTH SITE-REPLAT
LOT 10
LOT 11
FUTURE DEVELOPMENT
POINT OF BEGINNING
POINT OF REFERENCE
MINCHEW SUBDIVISION
PROPOSED FUTURE PARCEL 4
PROPOSED FUTURE 120' RIGHT-OF-WAY
PARCEL 3
PROPOSED FUTURE PARCEL 2
MARTHA DRIVE
PROPOSED FUTURE LOT A
HALLMARK CUMBERLAND VILLAGE, LLC
WILLIAM FARMER & TRACY FARMER
JULIA AVENUE
BAY STREET
JOHN SWAIN
PROPOSED FUTURE PARCEL 5
LEGAL DESCRIPTION FOR PARCEL "3"
NOTES:
CLOSURE NOTE:
LEGEND:
P.O. BOX 5700
ST. MARYS, GEORGIA 31558
(912) 729-6307 PHONE
(912) 729-6308 FAX
GEORGIA LICENSED
SURVEY FIRM No. 1087
A K M
SURVEYING, INC.
SURVEYORS & LAND PLANNERS

A-1

EXHIBIT B

PROMISSORY NOTE
(SECURED)

On this 31 day of January, 2024, Pigmental, LLC (“Borrower”), a ________________ limited liability company with a principal place of business located at 800 Florida Avenue NE, Appleby Building, Washington DC 20002 promises to pay to Safe and Green Development Corp., a Delaware Corp. (“Lender”) with a principal place of business located at 990 Biscayne Blvd., Miami, Florida 33132, the principal sum of Four Hundred Fifty Thousand Dollars ($450,000.00), with interest accruing on the unpaid balance at a rate of ten percent (10%) per annum in accordance with O.C.G.A. 7-4-2 (Interest and Usury) of the Georgia Statutes.

1.	PAYMENTS: Borrower shall pay (check the applicable box)

☐ - NO INSTALLMENTS. Payment in full of principal and interest accrued shall be payable on the due date.

☐ - INSTALLMENTS of principal and interest in the amount of ________________________ Dollars ($__________________)

X - INTEREST ONLY PAYMENTS on the outstanding principal balance in the monthly amount of three thousand seven hundred fifty ($3,750) dollars.

If installments or interest only payments are checked above, such installment payment shall be due and payable on the (check the applicable box)

X - 1st day of every month beginning on the 1st day of May, 2024.

☐ - Every week beginning on the ____ day of ____________________, 20___.

2.	DUE DATE: The full balance on this Note, including any accrued interest and late fees, is due and payable on the 30th day of April, 2025.

3.	INTEREST DUE IN THE EVENT OF DEFAULT: In the event that the Borrower fails to pay the note in full on the due date or has failed to make an installment payment due within 15 days of the due date, unpaid principal shall accrue interest at the rate of fifteen percent (15%) per annum OR the maximum rate allowed by law, whichever is less, until the Borrower is no longer in default.

4.	ALLOCATION OF PAYMENTS: Payments shall be first credited any late fees due, then to interest due and any remainder will be credited to principal.

5.	PREPAYMENT: Borrower may pre-pay this Note without penalty.

6.	LATE FEES: If the Lender receives any installment payment more than _______10__________ days after the date that it is due, then a late payment fee of ______$100.00___________, shall be payable with the scheduled installment payment along with any default interest due.

7.	DUE ON SALE: This Note is secured by a security instrument described in Section 17 securing repayment of this Note, the property described in such security instrument may not be sold or transferred without the Lender’s consent. If Borrower breaches this provision, Lender may declare all sums due under this Note immediately due and payable, unless prohibited by applicable law.

8.	ACCELERATION: If the Borrower is in default under this Note or is in default under the security instrument securing repayment of this Note, and such default is not cured within fourteen (14) days after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable, in addition to any other rights or remedies that Lender may have under the security instrument or state and federal law.

9.	ATTORNEYS’ FEES AND COSTS: Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

10.	WAIVER OF PRESENTMENTS: Borrower waives presentment for payment, notice of dishonor, protest and notice of protest.

11.	NON-WAIVER: No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

12.	SEVERABILITY: In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

13.	INTEGRATION: There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified or amended except by written agreement signed by Borrower and Lender.

14.	CONFLICTING TERMS: In the event of any conflict between the terms of this Note and the terms of any security instrument securing payment of this Note, the terms of this Note shall prevail.

15.	NOTICE: Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

16.	EXECUTION: The Borrower executes this Note as a principal and not as a surety. If there is more than one Borrower, each Borrower shall be jointly and severally liable under this Note.

17.	SECURITY: THIS NOTE IS SECURED BY THE FOLLOWING:

That certain real the property located at 31st G. M. District, parcel 3, City of St. Marys, GA 31558 and with the following legal description: ALL THAT CERTAIN TRACT OR PARCEL OF LAND LYING AND BEING IN THE CITY OF ST. MARYS, 29th G.M. DISTRICT, CAMDEN COUNTY, GEORGIA, BEING A PORTION OF THOSE LANDS FORMERLY KNOWN AS ST. MARYS AIRPORT, NOW OR FORMERLY OWNED BY CITY OF ST. MARYS (ACCORDING TO DEED RECORDED IN DEED BOOK 1049, PAGE 381, PUBLIC RECORDS OF SAID COUNTY) AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: FOR A POINT OF REFERENCE COMMENCE AT A POINT ON THE SOUTHWESTERLY RIGHT-OF-WAY LINE OF DOUGLAS DRIVE (AN 80 FOOT RIGHT-OF-WAY), SAID POINT BEING THE EASTERLY CORNER OF LOT 7, MINCHEW SUBDIVISION (ACCORDING TO PLAT RECORDED IN PLAT BOOK 7, PAGE 26,PUBLIC RECORDS OF SAID COUNTY) AND RUN THENCE SOUTH 38°-44’-38” EAST ALONG SAID SOUTHWESTERLY RIGHT-OF-WAY LINE, A DISTANCE OF 35.15 FEET TO A POINT OF CURVATURE; RUN THENCE IN A SOUTHEASTERLY DIRECTION ALONG THE ARC OF A CURVE IN LAST MENTIONED SOUTHWESTERLY RIGHT-OF-WAY LINE, SAID CURVE BEING CONCAVE TO THE NORTHEAST AND HAVING A RADIUS OF 430.25 FEET, A CHORD DISTANCE OF 295.60 FEET TO THE POINT OF TANGENCY, THE BEARING OF THE AFOREMENTIONED CHORD BEING SOUTH 58°-50’-08” EAST; RUN THENCE SOUTH 75°-06’-42” EAST ALONG THE SOUTHERLY RIGHT-OF-WAY OF SAID DOUGLAS DRIVE, A DISTANCE OF 150.27 FEET TO A POINT OF CURVATURE; RUN THENCE IN A SOUTHEASTERLY DIRECTION ALONG THE ARC OF A CURVE IN LAST MENTIONED SOUTHERLY RIGHT-OF-WAY LINE, SAID CURVE BEING CONCAVE TO THE SOUTHWEST, HAVING A RADIUS OF 776.54 FEET, A CHORD DISTANCE OF 307.61 FEET TO A POINT OF REVERSE CURVATURE, THE BEARING OF THE AFOREMENTIONED CHORD BEING SOUTH 67°-30’-11” EAST; RUN THENCE IN A SOUTHEASTERLY DIRECTION ALONG THE ARC OF A CURVE IN AFOREMENTIONED SOUTHWESTERLY RIGHT-OF-WAY LINE OF DOUGLAS DRIVE, SAID CURVE BEING CONCAVE TO THE NORTHEAST, HAVING A RADIUS OF 646.07 FEET, A CHORD DISTANCE OF 75.34 FEET TO THE NORTHWESTERLY CORNER OF LOT 10, ST. MARYS INDUSTRIAL PARK, NORTH SITE REPLAT (ACCORDING TO PLAT RECORDED IN PLAT DRAWER 21, MAP 25, PUBLIC RECORDS OF SAID COUNTY) THE BEARING OF THE AFOREMENTIONED CHORD BEING SOUTH 59°-25’-18” EAST; RUN THENCE SOUTH 54°-23’-56” EAST ALONG THE SOUTHWESTERLY LINE OF SAID LOT 10, A DISTANCE OF 249.81 FEET TO THE POINT OF BEGINNING. FROM THE POINT OF BEGINNING THUS DESCRIBED RUN THENCE SOUTH 54°-23’-56” EAST ALONG LAST MENTIONED SOUTHWESTERLY LINE, A DISTANCE OF 1807.58 FEET TO A POINT; RUN THENCE SOUTH 35°-39’-01” WEST, A DISTANCE OF 663.03 FEET TO A POINT; RUN THENCE SOUTH 80°-39’-01” WEST, A DISTANCE OF 106.07 FEET TO A POINT; RUN THENCE NORTH 54°-20’-59“WEST, A DISTANCE OF 1542.50 FEET TO A POINT OF CURVATURE; RUN THENCE IN A NORTHERLY DIRECTION ALONG THE ARC OF A CURVE, SAID CURVE BEING CONCAVE TO THE EAST, HAVING A RADIUS OF 140.00 FEET, A CHORD DISTANCE OF 197.99 FEET TO THE POINT OF TANGENCY, THE BEARING OF THE AFOREMENTIONED CHORD BEING NORTH 09°-20’-59” WEST; RUN THENCE NORTH 35°-39’-01” EAST, A DISTANCE OF 408.46 FEET TO A POINT OF CURVATURE; RUN THENCE IN A NORTHEASTERLY DIRECTION ALONG THE ARC OF A CURVE, SAID CURVE BEING CONCAVE TO THE NORTHWEST, HAVING A RADIUS OF 360.00 FEET, A CHORD DISTANCE OF 152.90 FEET TO THE POINT OF TANGENCY, THE BEARING OF THE AFOREMENTIONED CHORD BEING NORTH 23°-23’-22” EAST; RUN THENCE NORTH 11°-07’-42” EAST, A DISTANCE OF 42.42 FEET TO THE POINT OF BEGINNING. THE LAND THUS DESCRIBED CONTAINS 29.66 ACRES, MORE OR LESS, AND IS SUBJECT TO ANY EASEMENTS OF RECORD THAT MAY LIE WITHIN. (the “Property”).

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals this ___31__day of January , 2024.

LENDER:		BORROWER:

SAFE & GREEN DEVELOPMENT CORP.		PIGMENTAL, LLC

By:	/s/ David Villarreal	/s/ Marina Martins
	David Villarreal, CEO	Marina Martins, Manager

EXHIBIT C

State of Georgia	MORTGAGE DEED

This Mortgage Deed (this “Mortgage”) is made as of this 31 day of January, 20 2024 (the “Effective Date”) by and among/between:

Borrower(s):                PIGMENTAL, LLC                , located at 800 Florida Avenue NE, Appleby Building, Washington DC 20002 (collectively, the “Borrower”) and

Lender(s):                SAFE AND GREEN DEVELPOMENT CORP               , located at                990 Biscayne Blvd., Miami, Florida 33132                (collectively, the “Lender”).

WHEREAS, the Borrower and the Lender (☐ and _________________ , acting as guarantor) entered into a: (Check one)

☐	Loan Agreement
☑	Promissory Note
☐	Mortgage Note
☐	Other agreement title: ___________________________

dated           January         , 20          in the sum of $ 450,000.00 (the “Principal Amount”), together with interest of 10.00% thereon computed on the outstanding balance (the “Note”); and

WHEREAS, to secure the performance of all the terms, covenants, agreements, conditions and obligations of the Note and this Mortgage, the Borrower wishes to grant to the Lender its rights, title and interest to the property located at G. M. District, parcel 3, City of St. Marys, GA 3 [Property address] and with the following legal description: SEE ATTACHED DESCRIPTION                                                                                  (the “Property”).

NOW THEREFORE, in consideration of the loan for the Principal Amount plus interest made by the Lender to the Borrower, the Borrower and the Lender hereby agree as follows:

1. Grant. The Borrower hereby grants and conveys to the Lender all rights, title and interest to the Property, including all buildings, improvements and fixtures now and hereafter existing thereon, as security for the repayment of the Note and the performance of the covenants and agreements set forth in this Mortgage.

2. Payment. The Borrower promises to pay the Principal Amount and interest pursuant to the terms and conditions of the Note and this Mortgage, and any other reasonable charges or additional amounts set out in or secured by the Note and this Mortgage.

3. Senior Mortgages. No superior mortgage or the note secured by it will be modified without the consent of the Lender hereunder.

4.  Tax and Insurance. If the holder of a senior mortgage does not establish a fund for the payment of insurance, property taxes, and any other such charges which may or may not become a lien against the Property, when they become due, the Borrower will be required to pay, in addition to and included with each periodic payment due under the Note secured by this Mortgage, a payment sufficient to provide a fund from which the same can be paid by the Lender when due.

5.  Rights of Lender. In the event that Borrower fails to carry out the covenants and agreements set forth in this Mortgage, the Lender may do and pay for whatever is necessary to protect the value of and the Lender's rights in the Property, and any amounts so paid shall be added to the Principal Amount due to the Lender hereunder.

6. Assigned Rents. (Check one)

☐ As additional security hereunder, the Borrower hereby assigns to the Lender any rents on the Property received by the Borrower, and upon default such rents may be collected without the necessity of making entry upon the Property.

☑  Not applicable. The Borrower does NOT collect rent from the Property.

7.  Acceleration upon Default. In the event that any condition of this Mortgage shall be in default for more than    14    days, the entire outstanding balance of the Principal Amount and any interest due thereon shall become immediately due and payable at the option of the Lender. The Lender shall be entitled to collect all costs and expenses, including reasonable attorney's fees incurred.

8. Power of Sale. (Check one)

☑  In the event of default under this Mortgage, the Lender may at its option foreclose and force a sale of the Property without a judicial proceeding.

☐ In the event of default under this Mortgage, the Lender may NOT foreclose and force a sale of the Property without a judicial proceeding.

9.  Security Interest. This Mortgage is also security for all other direct and contingent liabilities of the Borrower to the Lender that are due or become due and whether now existing or hereafter contracted.

10. Property Insurance. The Borrower will keep the Property insured against loss by fire, earthquakes, floods, hazards included within the term “extended coverage,” and any other hazards for which the Lender requires insurance. The insurance amounts (including deductible levels) and periods and the insurance carrier shall be subject to the Lender’s approval.

11. Repair and Maintenance. The Borrower shall not commit waste or permit others to commit actual, permissive or constructive waste on the Property. The Borrower shall maintain the Property and shall not allow the Property to deteriorate or decrease in value due to its condition. If the Property is damaged, the Borrower shall promptly repair the Property to avoid further deterioration or damage, unless repair or restoration is not economically feasible.

12. Mortgage Insurance. (Check one)

☐ The Borrower shall maintain mortgage insurance protecting the Lender against the nonpayment of, or default on, the Note as required by the Lender. Nothing in this Section shall affect the Borrower’s obligation to make payments on the Principal Amount and interest as required under the Note.

☑  Not applicable. The Borrower is NOT required to maintain mortgage insurance.

13. Borrower Covenants. The Borrower further covenants and warrants to the Lender that the Borrower is the legal owner of and has the right to grant and convey the Property and that the Property is free and clear of all encumbrances except for encumbrances of record.

14. Ownership Transfer. (Check one)

☐ In the event that the Borrower transfers ownership, be it either legal or equitable, or any security interest in the Property, whether voluntarily or involuntarily, the Lender may at its option declare the entire debt due and payable.

☐ In the event that the Borrower transfers ownership, the Lender may NOT declare the entire debt due and payable.

15. Assignment.

Borrower (Check one)

☐  The Borrower may assign all or any portion of this Agreement with written notice to the Lender.

☑  The Borrower shall NOT assign this Agreement, in whole or in part, without the written consent of the Lender.

Lender (Check one)

☑  The Lender may assign all or any portion of this Agreement with written notice to the Borrower.

☐  The Lender shall NOT assign this Agreement, in whole or in part, without the written consent of the Borrower.

16. No Waiver. No party shall be deemed to have waived any provision of this Mortgage or the exercise of any rights held under this Mortgage unless such waiver is made expressly and in writing. Waiver by any party of a breach or violation of any provision of this Mortgage shall not constitute a waiver of any other subsequent breach or violation.

17. Discharge. Upon payment in full by the Borrower of the Note and all other instruments secured by this Mortgage, this Mortgage shall be terminated, and the Lender shall provide the Borrower the appropriate notice of termination.

18. Notices. All notices must be in writing and shall be delivered in person, sent by overnight courier service or sent via certified or registered mail to the address stated above.

19. Severability. If any provision of this Mortgage is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been in this Mortgage.

20. Governing Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the conflict of laws principles thereof.

21. Other.

SIGNATURES

/s/ Martina Martins

PIGMENTAL LLC
Borrower Signature	Borrower Name

Borrower Signature	Borrower Name

Borrower Signature	Borrower Name

/s/ Nicolai Brune

Safe and Green Development Corp.
Lender Signature	Lender Name

Lender Signature	Lender Name

Lender Signature	Lender Name

Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment, dated February 2, 2024 (the “Effective Date”) (this “Amendment”), to the Employment Agreement, dated February 3, 2023 (the “Agreement”), is entered into by and between Safe and Green Development Corporation (the “Company”) and David Villarreal (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.The first sentence of Section 4 of the Agreement is hereby deleted and replaced with the following:

“As compensation for all services rendered by Executive to the Company or any of the Company’s subsidiaries or affiliates, the Company shall, effective as of November 1, 2023, pay Executive an annual base salary of $450,000, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Compensation Committee of the Board.”

2. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

4. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable in the State of Florida without regard to its choice or conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer

/s/ David Villarreal
David Villarreal

Exhibit 10.3

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment, dated February 2, 2024 (the “Effective Date”) (this “Amendment”), to the Employment Agreement, dated February 14, 2023 (the “Agreement”), is entered into by and between Safe and Green Development Corporation (the “Company”) and Nicolai Brune (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.The first sentence of Section 4 of the Agreement is hereby deleted and replaced with the following:

“As compensation for all services rendered by Executive to the Company or any of the Company’s subsidiaries or affiliates, the Company shall, effective as of November 1, 2023, pay Executive an annual base salary of $302,000, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Compensation Committee of the Board.”

2. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

4. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable in the State of Florida without regard to its choice or conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SAFE & GREEN HOLDINGS CORP.

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	Chief Executive Officer

/s/ Nicolai Brune
Nicolai Brune

Exhibit 99.1

Safe and Green Development Corporation Executes Contract to Sell St Mary’s Site for $1.35M

MIAMI, Fla, Feb. 05, 2024 (GLOBE NEWSWIRE) -- Safe and Green Development Corporation (NASDAQ: SGD) (“SG Devco” or the “Company”) is pleased to announce that it has entered into an agreement to sell its St Mary's property to Pigmental Studios for $1.35 million. The St Mary’s property consists of approximately 29 acres zoned for a manufacturing facility. After discussions with the City & Pigmental Studios, the Company decided to sell the property to accommodate Pigmental Studios’ expansion in the area. The Company remains interested in the St Mary’s region and will remain active via its investment in the Cumberland Inlet Project.

This pending sale of the St Mary’s property is a result of the Company’s previously announced plan to strategically monetize its real estate holdings by identifying markets where SG DevCo’s land may have increased in value. Moreover, this expected sale above the Company’s purchase price is demonstrative of the increase in value of the Company’s properties over the last few years. The transaction is expected to close on or about April 1st , 2024.

Pigmental Studios is an animation studio focused on the development of high value, internally owned IP in feature films, TV series, Gaming and L&M allowing the use of the characters and story in multiple platforms and sequels, derivatives, and other exploitation avenues.

David Villarreal, President & CEO of Safe and Green Development Corporation, stated, “It has been a pleasure to deal with Pigmental and I could not be happier that the St Mary’s property is in the hands of such a great company. We believed this was the opportune time to sell the property which sale strengthens our balance sheet and provides us with the flexibility to move forward on other real estate properties and various projects that we are developing and considering.”

About Safe and Green Development Corporation

Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel, sourced from one of Safe & Green Holdings Corp.’s factories operated by Safe & Green Holdings’ SG Echo subsidiary. More information about SG DevCo can be found at www.sgdevco.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and include statements regarding the Company remaining active in the St. Mary’s region via its investment in the Cumberland Inlet Project, this being the opportune time to sell the property and the sale providing flexibility to move forward on other real estate properties and various projects the Company is developing and considering. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risk that the Company may be unable to continue to monetize its real estate holdings as contemplated and other factors discussed in the Company’s Form 10 registration statement and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Safe and Green Development Corporation undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.